Exhibit 99.1

[Logo]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE
Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518
                  Josh.Howell@Level3.com                   Robin.Grey@Level3.com


                      Level 3 Reports First Quarter Results

Tuesday, April 26, 2005

Financial Highlights

o    Consolidated  Revenue of $1.01  billion and $510 million of  Communications
     Revenue
o    Net Loss of $77 million, or $0.11 per share
o    Consolidated Adjusted OIBDA of $209 million
o    Total Capital Expenditures of $61 million
o    Consolidated Free Cash Flow of negative $127 million

Business Highlights

o    Voice revenue grows 8 percent, quarter over quarter
o 25 percent quarter over quarter growth in IP traffic; now running over 2.7 petabytes of traffic per day
o    Managed modem revenue flat as acquired revenue offsets declines

BROOMFIELD, Colo., April 26, 2005 - Level 3 Communications, Inc. (Nasdaq:LVLT) reported consolidated revenue of $1.01 billion for the first quarter 2005 compared to $1.05 billion for the fourth quarter 2004. Communications revenue was $510 million in the first quarter versus $482 million for the previous quarter, and information services revenue was $483 million compared to $547 million for the seasonally high previous quarter.

The net loss for the first quarter 2005 was $77 million, or $0.11 per share, consistent with the previous quarter. Included in the net loss for the first quarter 2005 is a $15 million cash restructuring charge associated with the previously announced reduction in workforce during the quarter. Included in the fourth quarter 2004 net loss was a $50 million gain associated with the extinguishment of debt related to the company's tender offer, a $14 million lease impairment charge, and a $9 million gain associated with the sale of certain investment securities. Consolidated Adjusted OIBDA(1) was $209 million in the first quarter 2005 compared to previously provided projections of $90 million to $110 million and compares to $174 million for the previous quarter.

"I am pleased that we were able to exceed our projections for communications revenue and Consolidated Adjusted OIBDA this quarter," said James Q. Crowe, CEO of Level 3. "We experienced another quarter of strong IP traffic growth on our network, with average traffic per day increasing approximately 25 percent over the prior quarter."

First Quarter Financial Results

Metric                                                        First Quarter Actuals    First Quarter
($ in millions)                                                                        Projections (1)

Communications Services Revenue (2) (excluding termination    $353
and settlement revenue)
   Reciprocal Compensation                                    $28
   Termination and Settlement Revenue                         $129
Communications Revenue                                        $510                     $400-$420
Information Services Revenue                                  $483
Other Revenue                                                 $17
Consolidated Revenue                                          $1,010
Consolidated Adjusted OIBDA (3)(4)                            $209                     $90-$110
Capital Expenditures                                          $61
Unlevered Cash Flow (4)                                       ($53)
Free Cash Flow (4)                                            ($127)
Communications Gross Margin (4)                               77%

(1)  Projections issued February 8, 2005
(2) Communications Services Revenue is GAAP communications revenue minus reciprocal compensation revenue
(3) Consolidated Adjusted OIBDA excludes $11 million in stock-based compensation expense
(4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

Communications Business
Revenue
Communications revenue for the first quarter 2005 was $510 million versus $482 million for the previous quarter. Total communications revenue for the first quarter included $482 million of communications services revenue and $28 million of reciprocal compensation revenue compared to $459 million and $23 million in the fourth quarter.

Included in communications services revenue was $129 million and $103 million of termination revenue for the first and fourth quarters, respectively. The increase in termination revenue was due to previously announced dark fiber lease agreement terminations with France Telecom and 360networks.

Communications services revenue excluding termination revenue decreased by $3 million quarter over quarter primarily due to a decrease in dark fiber amortization as a result of the termination of the two customer dark fiber lease agreements during the quarter, partially offset by an increase in voice and DSL aggregation revenue.

                                                 Quarter ended March       Quarter ended       Percent
 Communications Revenue ($ in millions)                31, 2005           December 31, 2004     Change

 Transport and Infrastructure                                     $119                    $122       (2%)
 Voice                                                             $26                     $24         8%
 Managed Modem                                                    $107                    $106         1%
 IP & Data Services (excluding DSL)                                $64                     $68       (6%)
 DSL                                                               $37                     $36         3%
           Communications Services Revenue                        $353                    $356       (1%)
 Reciprocal Compensation                                           $28                     $23        22%
 Termination Revenue                                              $129                    $103        25%
 Communications Revenue                                           $510                    $482         6%

The communications deferred revenue balance decreased by $147 million during the quarter primarily as a result of the recognition of $126 million of non-cash termination revenue from deferred revenue associated with the previously announced termination of two customer dark fiber lease agreements.

Cost of Revenue
Communications cost of revenue for the first quarter 2005 was $116 million versus $120 million for the previous quarter. Communications gross margin(1) was 77 percent for the first quarter compared to 75 percent in the fourth quarter. The improvement in communications gross margin is primarily attributable to the increase in termination revenue and improvements in cost of revenue.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $188 million for the first quarter 2005 versus $208 million for the previous quarter. SG&A expenses improved in the first quarter primarily due to both lower employee-related costs and marketing costs. SG&A expenses for the first quarter include $10 million of non-cash stock compensation expense. Fourth quarter SG&A expenses included a $2 million reduction associated with property taxes and $15 million of non-cash stock compensation expense.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business increased to $201 million for the first quarter 2005 from $155 million for the previous quarter as a result of an increase in termination revenue, and improvements in the cost of revenue and operating expenses. Included in Adjusted OIBDA in the first quarter is $15 million of cash severance costs associated with the reduction in workforce in the first quarter 2005. Fourth quarter Adjusted OIBDA included $14 million in lease termination costs.

Communications Adjusted OIBDA margin(1) was 39 percent for the first quarter 2005 versus 32 percent in the previous quarter. Communications Adjusted OIBDA excludes non-cash stock compensation expense of $10 million in the first quarter and $15 million in the fourth quarter.

Information Services Business
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

Revenue and Adjusted  Operating  Income  before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $483 million for the first quarter 2005. This compares to revenue of $547 million for the seasonally higher previous quarter and $494 million for the same period last year. Adjusted OIBDA(1) for the information services business was $7 million for the first quarter, which excludes $1 million in non-cash stock compensation expense, compared to Adjusted OIBDA of $14 million in the previous quarter, excluding $2 million in non-cash stock compensation expense. For the same period last year, Adjusted OIBDA was $11 million, which included $2 million in restructuring charges and $4 million in termination revenue.

"Our information services business continued its steady financial performance during the first quarter," said Charles C. Miller, vice chairman of Level 3.

Other Businesses
The company"s other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue and Adjusted OIBDA(1) from other businesses were $17 million and $1 million, respectively, in the first quarter 2005, compared to $26 million and $5 million for the previous quarter.

Consolidated Cash Flow and Liquidity
During the first quarter 2005, Unlevered Cash Flow(1) was negative $53 million versus positive $20 million during the fourth quarter. Consolidated Free Cash Flow for the first quarter was negative $127 million, versus negative $97 million for the previous quarter.

"The company's negative Consolidated Free Cash Flow increased in the first quarter primarily from an increase in working capital needs associated with the expected seasonality of our information services business and certain prepaid expenses," said Sunit Patel, CFO of Level 3.

As of March 31, 2005, the company had cash and marketable securities of $626 million compared to $782 million at December 31, 2004. Pro forma for Level 3's recently completed offering of $880 million aggregate principal amount of 10% Convertible Senior Notes due 2011, the company had approximately $1.5 billion in cash and marketable securities at March 31, 2005.

New Customers and Service Offering Update
During the quarter, Level 3 announced new customer contracts to provide VoIP services to AOL and Adelphia and saw strong contract activity from a number of its target customers, particularly from cable operators, wireless companies and PTTs.

"We continue to see strong traffic growth on our network primarily driven by continued growth from our IP solutions and voice services," said Kevin O'Hara, president and COO of Level 3. "We were pleased to see traffic on our IP backbone increase 25 percent this quarter, and we now carry an average of 2.7 petabytes of traffic per day on our network. This is equivalent to transmitting the entire print collection of the U.S. Library of Congress over 270 times each day."

Business Outlook
"The competitive environment continues to remain challenging; however, we continue to see positive signs for the industry including consolidation that should prove beneficial to us in the long term," said Crowe. "We continue to be focused on growing our business in a profitable manner rather than simply pursuing volume. We have increased our scrutiny on competitive market behavior, and while still early, we continue to believe that price compression will moderate for some of these services over the next few quarters.

"We still expect revenue from our mature services, DSL aggregation and managed modem, to decline this year as DSL contracts expire and consumers continue their migration to broadband. We expect that partially offsetting these declines will be increased revenue from other services, particularly our growth services such as voice and IP VPN. We are currently seeing growth in wholesale voice revenue from our voice termination, local inbound and toll-free services. We saw early growth in the number of consumer-oriented voice subscribers during the quarter, which we expect to continue to increase throughout 2005. As we have said previously, the timing and trend of growth is largely dependent upon market acceptance of VoIP and the success of our customers in the marketplace."

Full Year 2005 Projections
o Company Reiterates Full Year Projections for Communications Revenue and Communications Adjusted OIBDA Margin.
o Consolidated Free Cash Flow is projected to be negative $300 million to $360 million to reflect additional net cash interest expense of approximately $40 million from the completed offering of $880 million aggregate principle amount of 10% Convertible Senior Notes due 2011.

Second Quarter 2005
o Communications revenue is projected to be $350 million to $370 million, decreasing due to reductions in termination revenue and revenue from the company's mature services, managed modem and DSL aggregation.
o    Consolidated Adjusted OIBDA is expected to be $75 million to $95 million.

Metric                                Second Quarter  Full Year 2005 Projections
($ in millions)                       Projections
Communications Revenue                 $350 to $370    Low to high single digit
                                                      percent decline
Consolidated Adjusted OIBDA           $75 to $95      NA
Communications Adjusted OIBDA Margin  NA              Mid-20 percent range
Negative Consolidated Free Cash Flow  NA              $300 to $360

Summary
"I believe Level 3 is uniquely positioned to benefit from significant trends in the communications industry including the ongoing convergence of legacy networks and applications to the IP layer," Crowe said. "We remain focused on investing in growth areas of our business where we see market opportunities and appropriate returns."

Conference Call Information
Level 3 will hold a conference call to discuss the company's first quarter results at 10:00 a.m. Eastern Time today. To join the call, please dial 612-332-0530. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 777502.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are offered by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3's network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company's existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.


COMMUNICATIONS GROSS MARGIN ($ in millions)
                                               Q404             Q105

Communications Revenue                         $482             $510
Communications Cost of Revenue                 $120             $116
Communications Gross Margin ($)                $362             $394
Communications Gross Margin (%)                 75%              77%

Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.


Consolidated Adjusted OIBDA
Three Months Ended March 31, 2005                          Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                            ($79)             $1            $1           ($77)
Income Tax (Benefit)/Expense                                    --               --            --            --
Plus Other (Income)/Expense                                    $105              --           ($1)          $104
Operating Income/(Loss)                                         $26              $1            --            $27
Plus Depreciation and Amortization Expense                     $165              $5            $1           $171
Plus Non-Cash Stock Compensation Expense                        $10              $1            --            $11
Consolidated Adjusted OIBDA                                    $201              $7            $1           $209

Consolidated Adjusted OIBDA
Three Months Ended December 31, 2004                       Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                            ($87)            $10            --           ($77)
Income Tax (Benefit)/Expense                                    --               $4            --            $4
Plus Other (Income)/Expense                                     $65             ($7)           $3            $61
Operating Income/(Loss)                                        ($22)             $7            $3           ($12)
Plus Depreciation and Amortization Expense                     $162              $5            $2           $169
Plus Non-Cash Stock Compensation Expense                        $15              $2            --            $17
Consolidated Adjusted OIBDA                                    $155             $14            $5           $174

Consolidated Adjusted OIBDA
Three Months Ended March 31, 2004                          Communications  Information                     Con-
($ in millions)                                                               Services        Other       solidated
Net Earnings/(Loss)                                           ($175)             $5            $23         ($147)
Income Tax (Benefit)/Expense                                    --               --            $1            $1
Plus Other (Income)/Expense                                    $111             ($1)          ($24)          $86
Operating Income/(Loss)                                        ($64)             $4            --           ($60)
Plus Depreciation and Amortization Expense                     $171              $7            $1           $179
Plus Non-Cash Stock Compensation Expense                        $9               --            --            $9
Consolidated Adjusted OIBDA                                    $116             $11            $1           $128


Communications Adjusted OIBDA Margin
($ in millions)                             Q404                Q105
Communications Revenue                      $482                $510
Communications Adjusted OIBDA               $155                $201
Communications Adjusted OIBDA Margin        32%                  39%


Projected Consolidated Adjusted OIBDA
Three Months Ended June 30, 2005                   Consolidated
($ in millions)                                       Range
                                           Low                     High
Net Earnings/(Loss)                       ($230)                  ($215)
Plus Other (Income)/Expense                $125                    $130
Operating Income/(Loss)                   ($105)                  ($85)
Plus Depreciation and Amortization Expense $170                    $170
Plus Non-Cash Stock Compensation Expense   $10                     $10
Consolidated Adjusted OIBDA                $75                     $95

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended March 31, 2005                              Consolidated Free
($ in millions)                            Unlevered Cash Flow       Cash Flow
Net Cash Used In Operating Activities             ($66)                ($66)
Gross Capital Expenditures                        ($61)                ($61)
Release of Capital Expenditure Accruals            --                   --
Cash Interest Paid                                 $78                  N/A
Interest Income                                   ($4)                  N/A
Total                                             ($53)               ($127)

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended December 31, 2004                           Consolidated Free
($ in millions)                         Unlevered Cash Flow       Cash Flow
Net Cash Used In Continuing Operations         ($11)                ($11)
Gross Capital Expenditures                     ($86)                ($86)
Release of Capital Expenditure Accruals         --                   --
Cash Interest Paid                             $121                  N/A
Interest Income                                ($4)                  N/A
Total                                           $20                 ($97)

PROJECTED CONSOLIDATED FREE CASH FLOW                          Consolidated
Twelve Months Ended December 31, 2005                             Range
($ in millions)
                                                           Low             High
Net Cash (Used In)/Provided By Operating Activities      ($110)            ($15)
Gross Capital Expenditures                               ($250)           ($285)
Release of Capital Accruals                                --               --
Total                                                    ($360)           ($300)


                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)

                                                                             Three Months Ended
                                                                         March 31,       December 31,       March 31,
(dollars in millions, except per share data)                                2005             2004              2004
Revenue:
   Communications                                                                $ 510            $ 482              $ 389
   Information Services                                                            483              547                494
   Other                                                                            17               26                 16
                                                                                    --               --                 --
     Total Revenue                                                               1,010            1,055                899

Costs and Expenses:
   Cost of Revenue                                                                 571              640                543
   Depreciation and Amortization                                                   171              169                179
   Selling, General and Administrative, including non-cash
     compensation of $11, $17 and $9, respectively                                 226              244                235
   Restructuring Charges, including noncash impairment
     charges of $-, $-, and $-, respectively                                        15               14                  2
                -   -       -                                                       --               --                  -
     Total Costs and Expenses                                                      983            1,067                959
                                                                                   ---            -----                ---

Operating Income (Loss)                                                             27              (12)               (60)

Other Income (Loss), net:
   Interest Income                                                                   4                4                  3
   Interest Expense                                                               (114)            (120)              (127
   Other Income                                                                      6               55                 38
                                                                                     -               --                 --
     Other Income (Loss)                                                          (104)             (61)               (86)
                                                                                  ----              ---                ---

Loss Before Income Taxes                                                           (77)             (73)              (146)

Income Tax Expense                                                                   -               (4)                (1)
                                                                                    --                --                 --

Net Loss                                                                         $ (77)           $ (77)            $ (147)
                                                                                 =====            =====             ======

Basic Loss per Share:
   Net Loss                                                                    $ (0.11)         $ (0.11)           $ (0.22)
                                                                               =======          =======            =======

Weighted Average Shares Outstanding (in thousands):
   Basic                                                                       690,214          687,651            679,991
                                                                               =======          =======            =======

          (c)2005 by Level 3 Communications, Inc. All rights reserved.


                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (unaudited)

                                                                                           March 31,       December 31,
(dollars in millions)                                                                         2005             2004

Assets

Current Assets:
     Cash and cash equivalents                                                                     $ 336             $ 443
     Marketable securities                                                                           290               225
     Restricted securities                                                                            42                48
     Accounts receivable, less allowances of $23 and $23, respectively                               437               545
     Other                                                                                           117               141
                                                                                                     ---               ---
Total Current Assets                                                                               1,222             1,402

Property, Plant and Equipment, net                                                                 5,277             5,408

Marketable Securities                                                                                  -               114

Restricted Securities                                                                                 70                67

Intangibles, net and Goodwill                                                                        438               457

Other Assets, net                                                                                     92                96
                                                                                                      --                --

                                                                                                 $ 7,099           $ 7,544
                                                                                                 =======           =======

Liabilities and Stockholders' Deficit

Current Liabilities:
     Accounts payable                                                                              $ 481             $ 614
     Current portion of long-term debt                                                               119               144
     Accrued payroll and employee benefits                                                            67                82
     Accrued interest                                                                                 88                73
     Deferred revenue                                                                                187               255
     Other                                                                                           116               134
                                                                                                     ---               ---
Total Current Liabilities                                                                          1,058             1,302

Long-Term Debt, less current portion                                                               5,073             5,067

Deferred Revenue                                                                                     728               840

Other Liabilities                                                                                    477               492

Stockholders' Deficit                                                                               (237)             (157)
                                                                                                    ----              ----

                                                                                                 $ 7,099           $ 7,544
                                                                                                 =======           =======
          (c) 2005 by Level 3 Communications, Inc. All rights reserved.


                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                                       Three Months Ended
                                                                                   March 31,       December 31,       March 31,
(dollars in millions)                                                                 2005             2004             2004

Cash Flows from Operating Activities:

    Net loss                                                                               $ (77)           $ (77)           $ (147)
    Adjustments to reconcile net loss to net cash provided by
       (used in) operating activities:
       Depreciation and amortization                                                         171              169               179
       Gain on sale of property, plant and equipment, and other assets                        (1)              (7)              (32)
       Gain on debt extinguishments, net                                                       -              (50)                -
       Non-cash compensation expense attributable to stock awards                             11               17                 9
       Deferred revenue                                                                     (175)             (65)              (16)
       Amortization of debt issuance costs                                                     4                4                 4
       Accreted interest on discount debt                                                     17               20                18
       Accrued interest on long-term debt                                                     15              (25)               18
       Changes in working capital items net of amounts acquired:
          Receivables                                                                        100             (149)              121
          Other current assets                                                                22              (17)               30
          Payables                                                                          (127)             166              (136)
          Other current liabilities                                                          (23)               4               (35)
       Other                                                                                  (3)              (1)               (5)
                                                                                              --               --                --
Net Cash Provided by (Used in) Operating Activities                                          (66)             (11)                8

Cash Flows from Investing Activities:
    Capital expenditures                                                                     (61)             (86)              (48)
    Proceeds from sale of property, plant and equipment                                        1                2                 9
    Proceeds from sale and maturity of marketable securities                                  50               60                41
    Decrease (increase) in restricted cash and securities, net                                (1)               -                25
    ICG acquisition                                                                            -               (5)                -
    Sprint acquisition                                                                         -              (34)                -
                                                                                              --               ---               --
Net Cash Provided by (Used in) Investing Activities                                          (11)             (63)               27

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                           -              985                 -
    Purchases and payments on long-term debt, including current portion                      (25)            (950)               (1)
                                                                                             ---             ----                --
Net Cash Provided by (Used in) Financing Activities                                          (25)              35                (1)

Effect of Exchange Rates on Cash                                                              (5)              15                (2)
                                                                                              --               --                --

Net Change in Cash and Cash Equivalents                                                     (107)             (24)               32

Cash and Cash Equivalents at Beginning of Period                                             443              467             1,129
                                                                                             ---              ---             -----

Cash and Cash Equivalents at End of Period                                                 $ 336            $ 443           $ 1,161
                                                                                           =====            =====           =======

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                      $ 78            $ 121              $ 87

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities             $ 626            $ 782           $ 1,161

           (c) 2005 by Level 3 Communications, Inc. All rights reserved.